EXHIBIT 10.21

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of November 9, 2009, by and among ECOSPHERE ENERGY SERVICES, LLC, a Delaware limited liability company (the “Company”), and FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (the “Buyer”).

WITNESSETH

WHEREAS, the Company and the Buyer are executing and delivering this Agreement in reliance upon an exemption from securities registration pursuant to Section 4(2) and/or Rule 506 of Regulation D (“Regulation D”) as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the Buyer is seeking to make an equity investment in the Company; and

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Buyer, as provided herein, and the Buyer shall purchase for a purchase price of $7,500,000 (the “Purchase Price”) 24,208 Class C units of the Company (the “Units”).

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Buyer hereby agree as follows:

1.      PURCHASE AND SALE OF SHARES AND WARRANTS.

(a)           Purchase of the Units.  Subject to the satisfaction (or waiver) of the terms and conditions of this Agreement, the Buyer agrees to purchase at the Closing (as defined below) and the Company agrees to sell and issue to the Buyer at the Closing, the Units.  At the Closing, (i) the Buyer shall deliver to the Company the Purchase Price for the Units to be issued and sold to the Buyer at the Closing and (ii) the Company shall deliver to the Buyer, the Units which the Buyer is purchasing at the Closing, free from all taxes, liens and charges with respect to the issue thereof.

(b)           Closing Dates.  The closing of the transactions contemplated herein (“Closing”) shall take place at 2:00 P.M. Eastern Standard Time two business days after the satisfaction of the conditions to the Closing set forth herein and in Sections 5 and 6 below (or such other date as is mutually agreed to by the Company and the Buyer) (the “Closing Date”), with such Closing Date anticipated to be November 9, 2009.  The Closing shall occur at the offices of the Company (or such other place as is mutually agreed to by the Company and the Buyer).

2.      BUYER’S REPRESENTATIONS AND WARRANTIES.

Buyer represents and warrants that:

(a)           Investment Purpose.  The Buyer is acquiring the Units for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, the Buyer reserves the right to dispose of the Units at any time in accordance with or pursuant to an effective registration statement covering such Units or an available exemption under the Securities Act, subject to the terms and restrictions contained in this Agreement.  The Buyer does not presently have any agreement or understanding, directly or indirectly, with any person (as hereinafter defined) to distribute any of the Units.

(b)           Accredited Investor Status.  The Buyer is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D.

(c)           Reliance on Exemptions.  The Buyer understands that the Units are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Units.

(d)           No Governmental Review.  The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Units, or the fairness or suitability of the investment in the Units, nor have such authorities passed upon or endorsed the merits of the offering of the Units.

(e)           Transfer or Resale.  The Buyer understands that (i) the Units have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder or (B) the Buyer shall have delivered to the Company an opinion of in-house or outside counsel, in a generally acceptable form, to the effect that such Units to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements and (ii) neither the Company nor any other person is under any obligation to register the Units under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(f)           Legends.  The Buyer agrees to the imprinting, so long as is required by this Section 2, of a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF IN-HOUSE OR OUTSIDE COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

(g)           Authorization, Enforcement.  The Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.  The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

 (h)           Experience of Buyer.  The Buyer, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Units, and has so evaluated the merits and risks of such investment.  The Buyer is able to bear the economic risk of an investment in the Units and, at the present time, is able to afford a complete loss of such investment.

  (i)           Information.  The Buyer has been furnished all materials (excluding any material nonpublic information) relating to the business, finances and operations of the Company and its subsidiaries and materials relating to the offer and sale of the Units that have been requested by the Buyer.  The Buyer has been afforded the opportunity to ask questions of the Company and has received what the Buyer believes to be satisfactory answers to any such inquiries.  The Buyer understands that its investment in the Units involves a high degree of risk.

3.      THE COMPANY’S REPRESENTATIONS AND WARRANTIES

Except as set forth under the corresponding section of the disclosure schedule attached hereto (the “Disclosure Schedule”) (which Disclosure Schedule shall be deemed a part hereof and to qualify any representation or warranty otherwise made herein to the extent of such disclosure), the Company hereby makes the representations and warranties set forth below to the Buyer, which representations and warranties shall be true and correct as of the Closing Date as well as on the date hereof:

(a)           Subsidiaries.  All of the direct and indirect subsidiaries of the Company are set forth on Section 3(a) of the Disclosure Schedule.  Except as set forth on Section 3(a) of the Disclosure Schedule, the Company owns, directly or indirectly, all of the equity interests of each subsidiary free and clear of any liens, and all the issued and outstanding equity interests of each subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase equity interests.

(b)           Organization and Qualification.  The Company and its subsidiaries are limited liability companies duly organized, validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite corporate or other entity power to own their properties and to carry on their business as now being conducted.  Each of the Company and its subsidiaries is duly qualified as a foreign limited liability company to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement or any transaction contemplated thereby, (ii) a material adverse effect on the results of operations, assets, business, condition or prospects (financial or otherwise) of the Company and the subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement or any transaction contemplated thereby (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)           Authorization, Enforcement. The Company has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.  The Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by the Company.

(d)           Capitalization.  The capitalization of the Company is set forth on Section 3(d) of the Disclosure Schedule, including but not limited to, all options, warrants, and securities convertible into units of the Company. All of the outstanding units of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding units was issued in violation of any preemptive rights or similar rights to subscribe for or purchase units of thee Company.  Except as disclosed in Section 3(d) of the Disclosure Schedule: (i) none of the Company's units are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any units of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional units of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any units of the Company or any of its subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or any of its subsidiaries or by which the Company or any of its subsidiaries is or may become bound; (iv) there are no financing statements securing obligations, either singly or in the aggregate, filed in connection with the Company or any of its subsidiaries; (v) there are no outstanding securities or instruments of the Company or any of its subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to redeem a security of the Company or any of its subsidiaries; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Units; and (vii) the Company does not have any equity appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement.  The Company has furnished to the Buyer true, correct and complete copies of the Company's Certificate of Formation, as amended and as in effect on the date hereof (the “Certificate of Formation”), and the Company's operating agreement, as amended and as in effect on the date hereof (the “Operating Agreement”), and the terms of all securities convertible into, or exercisable or exchangeable for, units of the Company and the material rights of the holders thereof in respect thereto.  The Board of Managers and the members of the Company have approved and consented to the sale and issuance of the Units to Buyer pursuant to the terms and conditions of this Agreement.  In addition, each of the members of the Company has waived its preemptive rights under Section 3.1 of the Operating Agreement with respect to the sale and issuance of the Units to Buyer.  No further approval or authorization of any member, the Board of Managers of the Company or others is required for the issuance and sale of the Units.  Except the Operating Agreement, there are no member agreements, voting agreements or other similar agreements with respect to the Company’s units to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s members.

(e)           Issuance of Units.  The issuance of the Units is duly authorized, validly issued, and free from all taxes, liens and charges with respect to the issue thereof.

(f)           No Conflicts.   Except as disclosed in Section 3(f) of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Units) will not (i) result in a violation of any certificate of formation, any certificate of designations or other constituent documents of the Company or any of its subsidiaries, any equity interest of the Company or any of its subsidiaries or operating agreement of the Company or any of its subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected.  The business of the Company and its subsidiaries is not being conducted, and shall not be conducted in violation of any law, ordinance, or regulation of any governmental entity.  Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof or thereof.  All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.  The Company and its subsidiaries are unaware of any facts or circumstance, which might give rise to any of the foregoing.

(g)           Financial Statements.

(i)           The financial statements of the Company for the period commencing on the Company’s inception and ending September 30, 2009, attached hereto as Section 3(g)(i) of the Disclosure Schedule, comply with applicable accounting requirements as in effect when prepared.  Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended; provided, however, that the Company’s financial statements are subject to normal year-end adjustments and lack of footnotes and other presentation items.

(ii)           Except as set forth in Section 3(g)(ii) of the Disclosure Schedule, the Company does not  have any indebtedness, liabilities, obligations, responsibilities, fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or  unforeseen, joint, several or individual asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including any costs, expenses, interests, reasonable attorneys' fees, disbursements and expense of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof, which in the aggregate for all such items exceed $100,000.

(iii)           All notes and accounts receivable of the Company and its subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and, to the Company’s knowledge, collectible.

(h)           Intellectual Property Rights.

(i)           The Company and each of its subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted.

(ii)           There are no infringements by the Company or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Company there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing, except with respect to any of the preceding which, in the aggregate, would not have or reasonably be expected to result in a Material Adverse Effect.

(iii)           Section 3(h) of the Disclosure Schedule identifies (A) each patent or registration that has been issued to the Company or any of its subsidiaries with respect to any of its intellectual property; (B) each pending patent application or application for registration that the Company or any of its subsidiaries has made with respect to any of its intellectual property; and (C) each license, agreement, or other permission that Company or any of its subsidiaries has granted to any third party with respect to any of its intellectual property.

(i)           Environmental Laws.  The Company and each of its subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval.

(j)           Title and Condition of Assets.  All real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries. The Company and its subsidiaries own or lease all machinery, equipment, and other tangible assets necessary for the conduct of their business as presently conducted.  Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

(k)           Insurance.  The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged.  Neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

(l)           Regulatory Permits.  The Company and each of its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(m)           No Material Adverse Breaches, etc.  Neither the Company nor its subsidiaries are is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation.  Except as disclosed in Section 3(m) of the Disclosure Schedule, neither the Company nor any of its subsidiaries are in breach of any contract or agreement.

(n)           Tax Status.  The Company and each of its subsidiaries have made and filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(o)           Certain Contracts.  Section 3(o) of the Disclosure Schedule lists all written contracts and other written agreements to which the Company or any of its subsidiaries is a party and the performance of which will involve consideration in excess of $100,000. The Company has delivered to the Buyer a correct and complete copy of each contract or other agreement (as amended to date) listed in Section 3(o) of the Disclosure Schedule.   The Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument disclosed in Section 3(o) of the Disclosure Schedule.  No supplier of the Company or any of its subsidiaries has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to the Company or any of its subsidiaries, and no customer the Company or any of its subsidiaries has indicated that it shall stop, or decrease the rate of, buying materials, products or services from the Company or any of its subsidiaries.

(p)           Rights of First Refusal.  Other than as set forth on Section 3(p) of the Disclosure Schedule, the Company is not obligated to offer the units offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former members of the Company, underwriters, brokers, agents or other third parties.  Any and all such rights have been fully complied with or waived with respect to the sale and issuance of the Units to Buyer.

(q)           Employee Relations.  Neither the Company nor any of its subsidiaries are involved in any material labor dispute or, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened.  None of the Company’s or its subsidiaries’ employees is a member of a union and the Company and its subsidiaries believe that their relations with their employees are good.

(r)           Compliance with The Foreign Corrupt Practices Act and Export Control and Anti-Boycott Laws

(i)           The Company and its subsidiaries and their representatives have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, to: (A) any person who is an official, officer, agent, employee or representative of any governmental body or of any existing or prospective customer (whether government owned or nongovernment owned); (B) any political party or official thereof; (C) any candidate for political or political party office; or (D) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(ii)           Each transaction is properly and accurately recorded on the books and records of the Company and its subsidiaries, and each document upon which entries in the Company’s books and records are based is complete and accurate in all respects.  The Company and its subsidiaries maintains a system of internal accounting controls adequate to insure that the Company and its subsidiaries maintain no off-the-books accounts and that the Company’s or any subsidiary’s assets are used only in accordance with the Company’s management directives.

(iii)           The Company and its subsidiaries has at all times been in compliance with all legal requirements relating to export control and trade embargoes.

(iv)           The Company and its subsidiaries has not violated the anti-boycott prohibitions contained in 50 U.S.C.  sect.  2401 et seq.  or taken any action that can be penalized under Section 999 of the Internal Revenue Code of 1986, as amended.

(s)           Transactions with Affiliates.  Other than as set forth on Section 3(s) of the Disclosure Schedule, neither the Company nor any if its subsidiaries is a party, directly or indirectly, to any contract, agreement or lease with, or any other commitment to, (i) any affiliate of the Company or any if its subsidiaries, (ii) any affiliate of such an individual or entity or (ii) any manager, director, officer or employee of the Company or any of its affiliates.

(t)           Product Warranty. Each product manufactured, sold, leased, or delivered by the Company or any of its subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any of its subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith.

(u)           Technology License Agreement.  That certain Technology License Agreement, dated July 15, 2009 (the “Technology License Agreement”), by and between the Company and Ecosphere Technologies, Inc. (“ETI”) is in full force and effect and neither the Company nor ETI is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in the Technology License Agreement.  The License Fee (as defined in the Technology License Agreement) has been paid in full and the Company has no obligation or liability to pay any further amount to ETI with respect to the licenses granted under the Technology License Agreement.  The Technology License Agreement grants to the Company the right to use the Licensed Technology (as defined in the Technology License Agreement) in the Field of Use (as defined in the Technology License Agreement) throughout the world as set forth in the License Agreement.

4.      COVENANTS.

(a)           Best Efforts.  Each party shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 5 and 6 of this Agreement.

(b)           Use of Proceeds.  The Company will use the proceeds from the sale of the Units as set forth in Schedule 4(b) attached hereto.

The Company shall not deviate by more than $250,000 from the use of proceeds described in this Section 4(b) without the prior written consent of the Buyer.

(c)           Fees and Expenses.  Each party shall pay all of its costs and expenses incurred by such party in connection with the negotiation, investigation, preparation, execution and delivery of this Agreement.

(d)           Further Assurances.  At any time or from time to time upon the request of a party, the other party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the requesting party may reasonably request in order to effect fully the purposes of this Agreement, including providing the requesting party with any information reasonably requested.

(e)           Board of Managers Positions.  Effective at Closing, Brent Bickett  will be appointed to be a member of the Company’s board of managers (the “Board of Managers”) as the Class C Designee (as defined in the Amendment).

5.      CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Units to the Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

(a)           The Buyer shall have executed this Agreement and delivered the same to the Company;

(b)           The Buyer shall have delivered to the Company the Purchase Price for the Units by wire transfer of immediately available U.S. funds pursuant to the wire instructions provided by the Company;

(c)           The Buyer shall have executed that certain Addendum Agreement attached as Exhibit B to the Operating Agreement and delivered the same to the Company;

(d)           The Buyer and all other members of the Company shall have executed the Amendment to the Operating Agreement in the form attached hereto as Exhibit A (the “Amendment”) and delivered the same to the Company; and

(e)           The representations and warranties of the Buyer shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

6.      CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE.

The obligation of the Buyer to purchase the Units at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyer’s sole benefit and may be waived by the Buyer at any time in its sole discretion:

(a)           The Company shall have executed this Agreement and delivered the same to the Buyer;

(b)           The Company shall have delivered to the Buyer a certificate evidencing the Units;

(c)           The Company and all other members of the Company shall have executed the Amendment and delivered the same to the Buyer;

(d)           The Company shall have caused ETI to execute a letter agreement in the form attached hereto as Exhibit B providing the Buyer with an advance exclusivity period to negotiate financing with regard to any future water filtration opportunities in other than the Field of Use (as defined in the License Agreement) (the “Letter Agreement”) and delivered the same to the Buyer;

(e)           Brent Bickett shall have been appointed to the Board of Managers as the Class C Designee;

(f)           ETI shall be the managing member of the Company as of the Closing Date;

(g)           John Kuelbs shall be the Chairman of the Board of Managers as of the Closing Date;

(h)           John Kuelbs shall have acquired (for services and upon conversion of his note to the Company) 3,185 Class C units of the Company on or prior to the Closing Date;

(i)           The members of the Board of Managers as of the date of this Agreement shall be the Board of Managers of the Company as of the Closing Date;

(j)           The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date;

(k)           The Company shall have delivered to the Buyer a certificate, executed by a duly authorized officer or manager of the Company and dated as of the Closing Date, (i) certifying that the conditions specified in Section 3(c) above are satisfied in all material respects; (ii) attaching a true and correct copy of the Certificate of Formation; and (iii) attaching a true and correct copy of the Operating Agreement;

(l)           The Company shall have executed and delivered to Clean Water Partners, LLC, a Delaware limited liability company, that certain Amended and Restated Replacement Secured Note in the form attached hereto as Exhibit C;

(m)           ETI, the Company and EES Operating, LLC shall have executed and delivered to each other that certain letter agreement regarding the guaranty by EES Operating, LLC of certain obligations of ETI and the related indemnity in the form attached hereto as Exhibit D (the “ETI Indemnity Letter”)

7.      INDEMNIFICATION.

(a)           In consideration of the Buyer’s execution and delivery of this Agreement and acquiring the Units, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Buyer and its affiliates and representatives (collectively, the “Buyer Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Buyer Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Buyer Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Buyer Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the parties hereto, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Units or the status of the Buyer or holder of the Units, as a buyer of units in the Company.

(b)           Notwithstanding the indemnification obligations in Section 7(a) above, in no event shall the Company be obligated to indemnify the Buyer for any Indemnified Liabilities in excess of the Purchase Price; provided, however, if the Indemnified Liabilities for which the Buyer Indemnitees are entitled to indemnification arise out or relate to any environmental claim or to any violation of an Environmental Law (“Environmental Indemnified Liabilities”) the Company shall be obligated to indemnify the Buyer Indemnitees to the full extent of such Environmental Indemnified Liabilities, notwithstanding that such Environmental Indemnified Liabilities exceed the Purchase Price.

(c)            In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Buyer’s other obligations under this Agreement, each Buyer, severally but not jointly shall defend, protect, indemnify and hold harmless the Company and its subsidiaries and all of their officers, directors, employees, representatives and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by such Buyer in this Agreement, instrument or document contemplated hereby or thereby executed by such Buyer, (b) any breach of any covenant, agreement or obligation of such Buyer(s) contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Buyer, or (c) any cause of action, suit or claim brought or made against such Company Indemnitee based on material misrepresentations or due to a material breach and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the parties hereto, except to the extent the same arises from or relates to the acts or omissions of the Company Indemnitees (other than acts contemplated pursuant to this Agreement).

8.      GOVERNING LAW: MISCELLANEOUS.

(a)           Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida without regard to the principles of conflict of laws.  The parties further agree that any action between them shall be heard in Palm Beach County, Florida, and expressly consent to the jurisdiction and venue of the State Court of Florida, sitting in Palm Beach County and the United States District Court for the Southern District of Florida sitting in Palm Beach County, Florida for the adjudication of any civil action asserted pursuant to this Paragraph.

(b)           Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

(c)           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)           Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)           Entire Agreement, Amendments.  This Agreement supersedes all other prior oral or written agreements between the Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

(f)           Notices.  Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by facsimile; (iii) three (3) days after being sent by U.S. certified mail, return receipt requested, or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	Ecosphere Energy Services, LLC
3515 Southeast Lionel Terrace
Stuart, FL 34997
Facsimile: (772) 781-4778
Attention: Dennis McGuire

With a copy to:	Michael D. Harris, Esq.
Harris Cramer LLP
1555 Palm Beach Lakes Boulevard, Suite 310
West Palm Beach, FL 33401-2327
Facsimile: (561) 659-0701

If to the Buyer, to:	Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Facsimile: (904) 357-1029
Attention: Chief Legal Officer

With a copy to:	Fidelity National Financial, Inc.
4050 Calle Real, Suite 200
Santa Barbara, California 93110
Facsimile: (850) 696-7831
Attention: Executive Vice President, Legal

Each party shall provide five (5) days’ prior written notice to the other party of any change in address or facsimile number.

(g)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  Neither the Company nor the Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto; provided, however, the Company shall have the right to assign its rights and obligations under this Agreement to a purchaser of all or substantially all of its assets or a successor by merger or similar reorganization.

(h)           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i)           Survival.  Unless this Agreement is terminated under Section 8(l), all representations and warranties contained in this Agreement or made in writing by or on behalf of any party in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of two years from the date hereof.

(j)           Publicity.  The Company and the Buyer shall have the right to approve, before issuance any press release or any other public statement with respect to the transactions contemplated hereby made by any party; provided, however, that the Company shall be entitled, without the prior approval of the Buyer, to issue any press release or other public disclosure with respect to such transactions required under applicable securities or other laws or regulations (the Company shall use reasonable commercial efforts to consult the Buyer in connection with any such press release or other public disclosure prior to its release and Buyer shall be provided with a copy thereof upon release thereof).

(k)           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l)           Termination.  In the event that the Closing shall not have occurred with respect to the Buyer on or before November 20, 2009 due to the Company’s or the Buyer’s failure to satisfy the conditions set forth in Sections 5 or 6 above (and the non-breaching party’s failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date.

(m)           Brokerage.  The parties represent that no broker, agent, finder or other party has been retained by it in connection with the transactions contemplated hereby and that, except for the finder’s fee payable to John Kuelbs (which finder’s fee shall be payable solely by the Company), no other fee or commission has been agreed by the Company to be paid for or on account of the transactions contemplated hereby.

[REMAINDER PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Buyer and the Company have caused their respective signature page to this Unit Purchase Agreement to be duly executed as of the date first written above.

COMPANY:
ECOSPHERE ENERGY SERVICES, LLC

By:
Name:
Title:

BUYER:

FIDELITY NATIONAL FINANCIAL, INC.

By:
Name:
Title:

G:\Ecosphere\Ecosphere Energy Services, LLC\Agreements\Unit Purchase Agreement - Final.doc

EXHIBIT A

FIRST AMENDMENT TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF

ECOSPHERE ENERGY SERVICES, LLC

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into, effective as of the 9th day of November, 2009, by and among Ecosphere Energy Services, LLC, a Delaware limited liability company (the “Company”), Ecosphere Technologies, Inc., a Delaware corporation (“ETI”), as the sole holder of the Class A Units, Clean Water Partners, LLC, a Delaware limited liability company (“CWP”), as the sole holder of the Class B Units, Fidelity National Financial, Inc., a Delaware corporation (“Fidelity”), as a holder of Class C Units, and John Kuelbs (“Kuelbs”) as a holder of Class C Units.  All capitalized words and terms not defined in this Amendment have the meaning contained in the Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company, ETI and CWP entered into that certain Amended and Restated Limited Liability Company Agreement of Ecosphere Energy Services, LLC dated July 15, 2009 (the “Agreement”);

WHEREAS, Fidelity and Kuelbs have acquired Class C Units in the Company and are being admitted as Members of the Company; and

WHEREAS, pursuant to Section 13.4 of the Agreement, the Members have agreed to modify the Agreement and incorporate the provisions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties agree as follows:

1.           RECITALS.  The recitals set forth above are true and correct and are incorporated herein by reference.

2.           AGREEMENT BEING AMENDED AND ADMISSION OF FIDELITY AND KUELBS AS MEMBERS.  The agreement being amended by this Amendment is that certain Amended and Restated Limited Liability Company Agreement of Ecosphere Energy Services, LLC dated July 15, 2009.  Each of the Company, ETI and CWP hereby acknowledges and consents to the issuance of the Class C Units to Fidelity and Kuelbs and the admission of Fidelity and Kuelbs as Members of the Company as set forth herein and waives any rights it may have with respect to the issuance of such Class C Units to Fidelity and Kuelbs pursuant to Section 3.1(b) of the Agreement.

3.           AMENDMENTS.  The Agreement is hereby amended as follows:

A.           Section 3.1(a).    Section 3.1(a) of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(a)           The Membership Interests shall be divided into three classes of Units called “Class A Units,” “Class B Units,” and “Class C Units” each having the rights, obligations and other features provided to Members generally, subject to such other rights, obligations and other features relating to such class as is set forth in this Agreement.  The Company is authorized to issue up to an aggregate of 1,000,000 Units.  Schedule 1 lists each Member’s respective ownership of the Units, including the class of Unit (to the extent applicable).

B.           Section 3.4(a).     Section 3.4(a) of the Agreement shall be amended by adding the following sentence at the end of the paragraph:

The number of Units may be increased pursuant to Sections 3.7 and 3.10.

C.           Section 3.7(a).    Section 3.7(a) of the Agreement shall be amended by adding the following sentence at the end of the paragraph:

Schedule 1 shall be amended from time to time by the Managing Member to reflect changes in the ownership of Units and Membership Interests.

D.           Section 6.1(b).    Section 6.1(b) of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(b)           Subject to the provisions of Sections 6.1(d) and 6.1(e), the Board shall have sole discretion to determine the timing of any distribution and the aggregate amounts available for such distribution. Subject to Section 6.1(b)(iii), each distribution made by the Company, regardless of the source or character of the assets to be distributed, shall be made to the Members in accordance with the following order and priority.

(i)    First, to the Members holding the Class A Units and the Members holding the Class C Units in the following percentages:

(A)    78.4973% to the Members holding Class A Units, pro rata based upon their respective Percentage Interests, and

(B)    21.5027% to the Members holding Class C Units, pro rata based upon their respective Percentage Interests,

until the cumulative total amount of all prior and current distributions to Members holding Class A Units under this Section 6.1(b)(i) equals $7,575,758 (including any distributions made pursuant to Section 12.2 by reference to this Section 6.1(b)(i));

(ii)           Second, subject to Section 6.1(b)(iii), to the Members in accordance with their Percentage Interests; and

(iii)           In the event of an Inside Significant Event, the order and priority of any distribution of the net proceeds from the Inside Significant Event shall be as follows:

(A)           First, to the Members holding the Class A Units and the Members holding the Class C Units in the following percentages:

(1)           78.4973% to the Members holding Class A Units, pro rata based upon their respective Percentage Interests, and

(2)           21.5027% to the Members holding Class C Units, pro rata based upon their respective Percentage Interests,

until the cumulative total amount of all prior and current distributions to Members holding Class A Units under Section 6.1(b)(i) and this Section 6.1(b)(iii)(A) equals $7,575,758;

(B)           Second, unless an Outside Significant Event (as defined in the Contribution Agreement) has occurred and ETI has received a payment of $4,000,000 pursuant to Section 5.8(b) of the Contribution Agreement, to the Members holding the Class A Units and the Members holding the Class C Units in the following percentages:

(1)           78.4973% to the Members holding Class A Units, pro rata based upon their respective Percentage Interests, and

(2)           21.5027% to the Members holding Class C Units, pro rata based upon their respective Percentage Interests,

until the sum of cumulative total amount of all prior and current distributions to Members holding Class A Units under this Section 6.1(b)(iii)(B) equals $12,121,212; and

(C)    Third, to the Members in accordance with their Percentage Interests.

E.           Section 6.2(a).    Section 6.2(a) of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(a)           General Profit and Loss Allocations.    After giving effect to the allocation provisions in Section 6.2(b), Profits and Losses shall be allocated as follows.

(i)           Profits.    For each fiscal year of the Company or other applicable period, Profits (and all items included in the computation thereof) shall be allocated among the Members as follows:

(A)           First, subject to Section 6.2(a)(i)(D), one hundred percent (100%) to the Members, in proportion to and to the extent of the excess, if any, of (1) the cumulative Losses allocated to each such Member under Section 6.2(a)(ii) for prior fiscal years or other allocation periods, over (2) the cumulative Profits allocated to each Member pursuant to this Section 6.2(a)(i)(A) for all prior fiscal years or other allocation periods. Profits should be allocated to the Members under this Section 6.2(a)(i)(A) in the reverse order that the applicable Losses were allocated to such Members under Section 6.2(a)(ii) during prior fiscal years or other allocation periods;

(B)           Second, subject to Section 6.2(a)(i)(D), to the Members holding the Class A Units and the Members holding the Class C Units in the following percentages:

(1)           78.4973% to the Members holding Class A Units, pro rata based upon their respective Percentage Interests, and

(2)           21.5027% to the Members holding Class C Units, pro rata based upon their respective Percentage Interests,

until the cumulative total amount of all prior and current allocations to the Members holding Class A Units under this Section 6.2(a)(i)(B) equals $7,575,758;

(C)           Third, subject to Section 6.2(a)(i)(D), to the Members in accordance with their Percentage Interests; and

(D)           In the event of an Inside Significant Event:

(1)            First, one hundred percent (100%) to the Members in proportion to and to the extent of the excess, if any, of (I) the cumulative Losses allocated to each such Member under Section 6.2(a)(ii) for prior fiscal years or other allocation periods, over (II) the cumulative Profits allocated to each Member pursuant to Section 6.2(a)(i)(A) and this Section 6.2(a)(i)(D)(1) for all prior fiscal years or other allocation periods. Profits should be allocated to the Members under this Section 6.2(a)(i)(D)(1) in the reverse order that the applicable Losses were allocated to such Members under Section 6.2(a)(ii) during prior fiscal years or other allocation periods;

(2)           Second, to the Members holding the Class A Units and the Members holding the Class C Units in the following percentages:

(I)           78.4973% to the Members holding Class A Units, pro rata based upon their respective Percentage Interests, and

(II)           21.5027% to the Members holding Class C Units, pro rata based upon their respective Percentage Interests,

until the cumulative total amount of all prior and current allocations to the Members holding the Class A Units under Section 6.2(a)(i)(B) and this Section 6.2(a)(i)(D)(2) equals $7,575,758;

(3)           Third, unless an Outside Significant Event (as defined in the Contribution Agreement) has occurred and ETI has received a payment of $4,000,000 in accordance with Section 5.8(b) of the Contribution Agreement, to the Members holding the Class A Units and the Members holding the Class C Units in the following percentages:

(I)           78.4973% to the Members holding Class A Units, pro rata based upon their respective Percentage Interests, and

(II)           21.5027% to the Members holding Class C Units, pro rata based upon their respective Percentage Interests,

until the sum of cumulative total amount of all prior and current allocations to the Members holding the Class A Units under this Section 6.2(a)(i)(D)(3) equals $12,121,212; and

(4)           Fourth, to the Members in accordance with their Percentage Interests.

(ii)           Losses. For each fiscal year of the Company or other applicable period, Losses (and all items included in the computation thereof) shall be allocated among the Members as follows:

(A)           First, to the Members holding Class A Units, the Members holding Class B Units and the Members holding Class C Units, pro rata based upon their respective Percentage Interests, until the Capital Accounts of any such class of Members has been reduced to zero; then to the Members holding such other classes of Units (whose Capital Accounts have not yet been reduced to zero), pro rata based upon their respective Percentage Interests, until the Capital Accounts of either of such class of Units has been reduced to zero; and then to the Members holding the remaining such class of Units (whose Capital Accounts have not yet been reduced to zero)  until their Capital Accounts have been reduced to zero; and

(B)           Second, to the Members in accordance with their Percentage
Interests.

F.           Section 7.3.    Section 7.3 of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

7.3           Tag-Along Rights. Except for a Disposition described in clause (b), clause (c), or clause (d) of the definition of Permitted Disposition, if any Member (the “Disposing Member”) should agree to Dispose of any Units to a Person or Persons in a single transaction or in a series of related transactions, then the Disposing Member shall provide written notice thereof to the Company and the other Members, which notice shall include sufficient detail as to the identity of the prospective acquiror, Units to be Disposed of and the terms and conditions thereof (the “Disposition Notice”), in which case each other Member shall have the right to Dispose of the same percentage of its Units as the Disposing Member is proposing to Dispose of in such Disposition by providing written notice of such exercise to the Disposing Members (the “Tag Notice”) and  the Company within 30 days after receipt of the Disposition Notice. If a Member exercises its right hereunder to participate in such Disposition, then, notwithstanding any other provision herein to the contrary, the Disposing Member shall not be permitted to Dispose of Units in such proposed Disposition unless the proposed transferee agrees to acquire all of the Units described in the Tag Notice of any participating Members (or if the proposed transferee does not wish to acquire more than the Units of the Disposing Member, then the proposed transferee must acquire such number of Units from the Disposing Member and the participating Members in proportion to their respective Percentage Interests), in each case on the same terms and conditions as set forth in the Disposition Notice.

G.           Section 7.4(a).    Section 7.4(a) of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(a)           If any Member (the “Selling Member”) at any time proposes to Dispose of (including a Disposition to another Member) all or any of its Units (the “Offered Units”), the Disposition of which would not result in a Disposition described in clause (b), clause (c), or clause (d) of the definition of Permitted Disposition, then in addition to complying with the provisions of Section 7.1, Section 7.2, Section 7.3 and Section 7.5, if applicable, such Member shall promptly give written notice thereof (the “ROFR Transfer Notice”) to the Company and the other Members. The ROFR Transfer Notice shall set forth all relevant information with respect to the proposed Disposition (the “Third Party Offer”), including the name and address of the prospective transferee, the Units that are the subject of the proposed Disposition, the price to be paid for such Units, and any other terms and conditions of the proposed Disposition. The other Members (the “Non-Selling Members”) shall have the preferential right (the “ROFR”) to acquire, for the same purchase price, and on the same terms and conditions as set forth in the ROFR Transfer Notice, such Offered Units.

H.           Section 8.2(b).    The introductory paragraph of Section 8.2(b) of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(b)           Notwithstanding anything else contained herein, the Company shall not, and shall cause its Subsidiaries to not, unless approved by at least six Directors (at least one of which must be a Class B Designee and at least one of which must be a Class C Designee) at a meeting of the Directors duly called and held:

I.           Section 8.2(b)(ii).    Section 8.2(b)(ii) of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(ii)           merge or consolidate with any Person, after which merger or consolidation (A) Persons who were not, directly or indirectly, equity interest owners, members, option holders or warrant holders of the Company immediately prior thereto own or control more than 50% of the direct or indirect voting power or economic interest of the surviving entity and (B) if the Company is not the surviving entity, the constituent documents of the surviving entity do not provide rights, obligations and other features of the Class B Units and the Class C Units (or such security or securities that is or are issued to holders of the Class B Units and Class C Units in such merger or consolidation) comparable to the rights, obligations and other features of Class B Units and Class C Units, as applicable, under this Agreement;

J.           Section 8.2(b)(x).    Section 8.2(b)(x) of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(x)           enter into, amend, modify or supplement or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any Member or any of its Affiliates for the manufacture or production of any of equipment and systems for EcosBrine, the EcosFrac Process, and the Ozonix Process (as defined in the License Agreement) that is an exclusive or an all-requirements agreement or arrangement;

K.           Section 8.2(c)(i).    Section 8.2(c)(i) of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(i)           The Board shall consist of natural persons who need not be Members or residents of the State of Delaware.  Subject to the remaining provisions of this Section 8.2, the Board shall consist of (a) five nominees designated by the holders of a majority of the Class A Units (the “Class A Designees”), (b) three nominees designated by the holders of a majority of the Class B Units (the “Class B Designees”) and (c) one nominee designated by the holders of a majority of the Class C Units (the “Class C Designee”).

L.           Section 8.2(c)(iii).    Section 8.2(c)(iii) of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(iii)           The holders of a majority of each of the Class A Units, the Class B Units and the Class C Units shall have the right to designate alternate Directors elected as Class A Designees, Class B Designees, and Class C Designees, respectively, who may replace any absent, disqualified, removed or resigned Director who is a Class A Designee, a Class B Designee, or a Class C Designee, respectively, at any meeting of the Board.

M.           Section 8.2(g).    Section 8.2(g) of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(g)           A quorum for the transaction of business at a meeting of the Board shall exist when at least six of the Directors (at least one of which must be a Class A Designee, at least one of which must be a Class B Designee and at least one of which must be a Class C Designee) are present in person, by proxy or by telephone. If a quorum is not present at a duly called meeting, such meeting may be adjourned and called again thereafter, provided that no less than 24 hours notice is given to all the Directors in the manner specified in Section 8.2(h). A quorum for the transaction of business at such second meeting shall exist when a majority of the Directors are present in person, by proxy or by telephone. Except as otherwise set forth herein, all decisions of the Board shall require the affirmative vote of a majority of the Directors present in person, by proxy or by telephone at any meeting of the Board at which a quorum is present.

N.           Section 8.2(h).    Section 8.2(h) of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(h)           The Board may hold its meetings, have an office and keep the books of the
Company in such place or places, within or without the State of Delaware, as the Board may from time to time determine by resolution. At all meetings of the Board business shall be transacted in such order as shall from time to time be determined by resolution of the Board. Each Director shall have one vote; provided, however, that any Class A Designee or Class B Designee shall be able to cast up to five votes or three votes that would otherwise be cast by the other Class A Designees or Class B Designees, respectively, at any meeting if (i)any other Class A Designees or the other Class B Designees, respectively, are not present at such meeting (and such absent Class A Designees or Class B Designees, as applicable, shall be deemed to have given a proxy to vote at such meeting to the present Class A Designees or Class B Designee, as applicable) or (ii) if there are any vacancies among the Class A Designees or Class B Designees, respectively. It is understood and agreed that a Class A Designee casting votes pursuant to this Section 8.2(h) shall only cast votes for other Class A Designees and that a Class B Designee casting votes pursuant to this Section 8.2(h) shall only cast votes for other Class B Designees. For quorum purposes the presence of any Class A Designee or Class B Designee shall count as the presence of all Class A Designees or Class B Designees, respectively.

O.           Section 8.2(i).    Section 8.2(i) of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(i)           The Board shall meet no less than four times per year.  Regular meetings of the Board may be held by teleconference in accordance with Section 8.2(l)(v) or at such place or places as shall be designated from time to time by resolution of the Board.  Special meetings of the Board may be called by the Chairman of the Board, if any, or by a majority of any of the Class A Designees, Class B Designees or Class C Designees on at least three days personal, written, telegraphic or email notice to each Director, with such notice containing a statement of the purposes for such special meeting.

P.           Section 8.2(m).    A new Section 8.2(m) shall be added to the Agreement as follows:

(m)           Notwithstanding anything contained herein to the contrary (including, but  not limited to, Section 8.3(e)), (i) in the event that the Company or any Subsidiary of the Company has a claim for a default or a breach by ETI or any of its Affiliates pursuant to (x) the License Agreement or (y) any agreement with ETI or any of its Affiliates for the manufacture or production of any of equipment and systems for EcosBrine, the EcosFrac Process, and the Ozonix Process (other than the Company or any Subsidiary of the Company) (ii) in the event it is necessary for EES to enforce its rights under that certain letter dated November 9, 2009 between EES and ETI regarding Obligations under the Guaranty Agreement (the “ETI Indemnity Letter”)  and (iii) in connection with the approval by the Company of the manufacturing agreement to be entered into pursuant to Section 8.8(b) (each, an “ETI Conflict Matter”), then any Class B Designee or Class C Designee may call a meeting of the Board, with notice sent to the respective designees including the Class A Designee (except that the attendance of the Class A Designee shall not be a requirement in order to establish a quorum for that meeting), to determine whether the Company will enforce its rights under the relevant agreement in respect of such alleged default or breach, enforce the ETI Indemnity Letter or approve the manufacturing agreement, as applicable.  The Class A Designees shall have the right to attend and participate in any such meeting (and nothing contained herein shall prevent them from calling a meeting with respect to the same actions). The determination of whether the Company shall enforce such rights against ETI or any of its Affiliates, enforce the ETI Indemnity Letter or approve the manufacturing agreement, as applicable, shall be made by the Class B Designees and C Designees (by majority vote, provided that at least one Class B Designee and one Class C Designee shall approve the action), provided that no action may be taken without a meeting by written consent under Section 8.2(l)(iv) with regard to an ETI Conflict Matter.  If a determination is made to enforce such rights, ETI shall not act as the Managing Member with respect to and solely to the extent of such ETI Conflict Matter and solely for the time necessary to resolve such ETI Conflict Matter and the Class B Designees and the Class C Designees, collectively (by majority action, provided that at least one Class B Designee and one Class C Designee shall approve the action), shall act as the Managing Member of the Company with respect to and solely to the extent of such ETI Conflict Matter and solely for the time necessary to resolve such ETI Conflict Matter.  Notwithstanding the preceding, (i) the Class B Designees shall have only have the right to exercise the power and authority set forth in this Section 8.2(m) until the first to occur of (x) a Change of Control (substituting CWP for Company in the definition) of CWP and (y) the date upon which CWP’s Percentage Interest ceases to be at least 16.5% and (ii) the Class C Designees shall have only have the right to exercise the power and authority set forth in this Section 8.2(m) until the Percentage Interest of the holders of Class C units, in the aggregate, ceases to be at least 10.75%. Notwithstanding the foregoing and anything to the contrary stated herein, ETI shall, regardless of any action relating to an ETI Conflict Matter, be entitled to all of the limitations on liability and protections afforded to a Managing Member of the Company as set forth in the Agreement.  In addition, ETI shall continue to serve as Managing Member of Company for all other matters unrelated to the ETI Conflict Matter.

Q.           Section 8.4.   Section 8.4 of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

8.4   Officers; Committees.

(a)    The Board may appoint certain agents of the Company to be referred to as “officers” of the Company (and “Officers” in this Agreement) and designate such titles (such as Chief Executive Officer, President, Vice-President, Secretary and Treasurer) as are customary for corporations under Delaware Law, and such Officers shall have the power, authority and duties described by resolution of the Board or as are customary for each such position. In addition to or in lieu of Officers, the Board may authorize any person to take any action or perform any duties on behalf of the Company (including any action or duty reserved to any particular Officer) and any such person may be referred to as an “authorized person.” An employee or other agent of the Company shall not be an authorized person unless specifically appointed as such by the Board. The Board may form such committees and delegate any responsibilities to such committees as it determines; provided, however, that any such committee shall have at least one Class B Designee as a member and that the Class C Designee shall have the right to be a member of such committee if the Class C Designee elects.

(b)           Notwithstanding anything contained herein (including Section 8.2 and (a) above) and applicable law, with respect to any action of the Board to appoint a Chief Executive Officer, President, Chief Operating Officer, or Chief Financial Officer of the Company (each an “Executive Officer”), a majority of the Class B Designees and/or the Class C Designees, voting separately as a Class,  shall have the right to reject up to an aggregate of two appointments of any Executive Officer. (For clarification, the two rejections could be made solely by either the Class B Designees or the Class C Designee, or one rejection could be made by the Class B Designees and one rejection could be made by the Class C Designee.)

R.           Section 8.5(g).    A new Section 8.5(g) shall be added to the Agreement as follows:

(g)           Notwithstanding the foregoing, if a Director pursues a corporate opportunity of the Company or a Subsidiary of the Company or if a Director pursues a business opportunity that may have a competitive impact on the Company or a Subsidiary of the Company, such Director shall recuse himself from any action taken by the Board of Managers involving such opportunity or, if such recusal is not possible, such Director shall resign as a Director of the Company.

S.           Section 8.7.    A new Section 8.7 shall be added to the Agreement as follows:

8.7           Business Plan and Budgets.

(a)           No later than October 15 of each Fiscal Year (except the First Fiscal year which shall be no later than December 1), the Managing Member shall cause to be delivered to the holders of the Class B Units and the Class C Units, a draft of the Company’s business plan and projections for operations for the next fiscal year (including the Operating Budget and the Capital Expenditure Budget) (for each such fiscal year, the “Business Plan”), such Business Plan to be in form and detail approved by: (i) the holders of the Class B Units (by majority vote); and (ii) the holders of the Class C Units (by majority vote).  No later than November 1 of such Fiscal Year (except December 15 of the first Fiscal Year), the holders of the Class B Units (by majority vote) and the holders of the Class C Units (by majority vote) shall either (x) approve such Business Plan in the form submitted to them or (y) provide to the Managing Member such Business Plan with such amendments and modifications deemed necessary by them.  In the case of (y), the Managing Member shall work in good faith with holders of the Class B Units and the Class C Units to agree on a final Business Plan.  Such Business Plan shall then be in effect for the next Fiscal Year and the Managing Member shall comply in all respects with such Business Plan.

(b)           The Company will have an “Operating Budget” which will control the operations of the Company in each Fiscal Year.  (References throughout this Agreement to the “Operating Budget” shall be deemed to refer to the then current year’s Operating Budget.)  The Operating Budget shall be prepared by the Managing Member in accordance with Section 8.7(a) and then approved by (i) the holders of the Class B Units (by majority vote) and (ii) the holders of the Class C Units (by majority vote).  The Operating Budget shall be based upon a specified number of units required for the sale of services and/or products and may not be changed or materially deviated from (i.e., increasing any expense thereunder by more than fifteen percent (15%) of such expense, excluding any increase based on and in proportion to an increase in the number of units required for the sale of services and/or products) without prior written approval by (i) the holders of the Class B Units (by majority vote); and (ii) the holders of the Class C Units (by majority vote).  The Managing Member shall implement the Operating Budget and shall be authorized, subject to the provisions of Section 8.2(b), without the need for further approval by the Directors (including the Class B Designees or the Class C Designees), to make the expenditures and incur the obligations provided for in the Operating Budget.  The Managing Member shall operate within the confines of the Operating Budget and is not authorized to materially exceed the line item expenses in the Operating Budget (i.e., increasing any expense thereunder by more than fifteen percent (15%) of such expense, except to the extent such increase is based on and in proportion to an increase in the number of units required for the sale of services and/or products).

(c)           The Company will have a “Capital Expenditure Budget” which will control the capital expenditures of the Company in each the Fiscal Year.  (References throughout this Agreement to the “Capital Expenditure Budget” shall be deemed to refer to the then current year’s Capital Expenditure Budget.)  The Capital Expenditure Budget shall be prepared by the Managing Member in accordance with Section 8.7(a) and then approved by (i) the holders of the Class B Units (by majority vote) and (ii) the holders of the Class C Units (by majority vote).  The Capital Expenditure Budget shall be based upon a specified number of units required for the sale of services and/or products and may not be changed or materially deviated from (i.e., increasing any expense thereunder by more than fifteen percent (15%) of such expense, excluding any increase based on and in proportion to an increase in the number of units required for the sale of services and/or products) without prior written approval by (i) the holders of the Class B Units (by majority vote) and (ii) the holders of the Class C Units (by majority vote).  The Managing Member shall implement the Capital Expenditure Budget and shall be authorized, subject to the provisions of Section 8.2(b), without the need for further approval by the Directors (including the Class B Designees and the Class C Designees), to make the expenditures and incur the obligations provided for in the Capital Expenditure Budget.  The Managing Member shall operate within the confines of the Capital Expenditure Budget and is not authorized to materially exceed the line item expenses in the Capital Expenditure Budget (i.e., increasing any expense thereunder by more than fifteen percent (15%) of such expense, except to the extent such increase is based on and in proportion to an increase in the number of units required for the sale of services and/or products).

T.           Section 8.8.    A new Section 8.8 shall be added to the Agreement as follows:

8.8           Manufacture of Products Using Licensed Technology.

(a)           Between the Closing Date and the date that the Company and ETI enter into an arms’-length manufacturing and production agreement as described in Section 8.8(b) below, ETI shall continue to charge EES its costs (in a manner consistent with past practice) to manufacture products using the Licensed Technology in accordance with the general terms and conditions of that certain Operating Agreement between ETI and the Company, without amendment.

(b)           Each of ETI and the Company hereby acknowledges and agrees that, subject to Sections 8.2(b)(x) and 8.2(m),  ETI and the Company shall attempt in good faith to negotiate an arms’-length manufacture and production agreement containing commercially reasonable terms and conditions to be entered into no later than January 31, 2010.  If such manufacture and production agreement cannot be negotiated and entered into by January 31, 2010, ETI shall charge the Company a per unit price of no greater than $350,000 per unit for products using the Licensed Technology based on production of 250 units.

(c)           Notwithstanding whether ETI or a third party is manufacturing and producing the products using the Licensed Technology, through December 31, 2011, ETI shall make available to the Company, at such times and places as may be reasonably requested by the Company, fully-trained technical staff to support the Company in the exploitation of the Licensed Technology in the Field of Use, including, without limitation, support in the manufacture and production of products using the Licensed Technology.  ETI shall be entitled to reasonable compensation for such services, including reimbursement for all reasonable out-of-pocket expenses and disbursements.

U.           Section 10.4.   Section 10.4 of the Agreement shall be amended by adding the following sentence at the end of the paragraph:

This Section 10.4 shall survive a Member’s sale, transfer or other disposition of all of its Units.

V.           Section 10.5.    Section 10.5 of the Agreement shall be amended by adding the following sentences at the end of the paragraph:

Each Member agrees to be bound by the restrictions set forth in this Section 10.5 for a period of two (2) years following the date such Member no longer holds any Units.

W.          Section 12.1(a)(i).    Section 12.1(a)(i) of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(i)           the approval by at least five Directors (at least one of which must be a Class B Designee and at least one of which must be a Class C Designee);

X.           Section 13.4.    Section 13.4 of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

13.4           Amendment or Restatement. This Agreement shall not be altered, modified, amended or changed (by merger or otherwise), or the compliance with any terms or  provisions waived, except by an amendment or waiver approved by Members holding a majority of each of the Class A Units, the Class B Units and the Class C Units each voting separately as a class; provided, however, that (a) subject to Section 8.2(b)(xi), any amendments to this Agreement necessary or appropriate in connection with the issuance of additional Equity Interests or the admission of additional Members may be effected by Members holding a majority of the Class A Units; provided, further, however, that no amendments may be made to Sections 3.1(b), 5.3, 7.3, 7.4, 8.2(b), 8.2(c)(i)(B), 10.5, 10.6, 10.7, 12.1(a)(i), the definitions of Change of Control” or “Excluded Issuances” or this Section 13.4 without the approval of the holders of a majority of each of the Class B Units and the Class C Units, voting separately as a Class, (b) no modification of the terms of this Agreement that increases or extends any financial obligation or liability of a Member shall be effective without the prior written consent of such Member, (c) this Section 13.4 may not be amended without the prior written consent of each Member and (d) this Agreement shall be deemed to be automatically amended from time to time without further consent of any party to the extent provided in an Addendum Agreement executed and delivered by the parties thereto to reflect issuances and transfers of Units made in compliance with this Agreement. Except as required by Law, no amendment, modification, supplement, discharge or waiver of or under this Agreement shall require the consent of any person not a party to this Agreement.

Y.           Schedule 1.  Schedule 1 of the Agreement shall be deleted in its entirety and replaced with Schedule 1 attached hereto.

Z.           Exhibit A.  The following defined terms shall be added to Exhibit A:

“Outside Significant Event” means the first to occur of any of the following:

(a) a sale, redemption, transfer or other disposition of all or any portion of the interests of CWP in the Company that results in proceeds to CWP of at least $13,000,000;

(b) a recapitalization, merger, restructuring or other similar transaction (debt or equity) (or series thereof) of or by CWP that results in distributions, loans, advances or other payments, in the aggregate, of at least $13,000,000 by CWP to the direct or indirect holders of interests in CWP;

(c) any other transaction (or series thereof), pursuant to which the direct or indirect holders of interests in CWP receive at least $13,000,000 with respect to or arising in any way from their direct or indirect interest in CWP in cash or other assets, other than as a result of CWP making distributions of cash it received from the Company; or

(d) any combination of transactions described in subclauses (a), (b) and (c)
above which, in the aggregate, results in the sum of (i) proceeds under subclause (a), (ii) distributions, loans, advances or other payments under subclause (b) and (iii) receipts under subclause (c) equaling at least $13,000,000.

AA.           Exhibit A.  The following defined terms set forth in Exhibit A shall be amended:

“Permitted Disposition” means (a) any Disposition made pursuant to Section 7.3 or Section 7.4; (b) the Disposition by a Member to an Affiliate of such Member; (c) the Disposition by CWP to Fidelity, up to 2,000 Class B Units of the Company, on or before January 31, 2010; or (d) the Disposition by Fidelity to one or more of its officers or directors or the Disposition by one or more of its officers or directors to Fidelity.

4.             BOARD.  Aaron Horn shall serve as a Class A Designee until his removal or replacement in accordance with this Agreement.  Brent Bickett shall serve as the Class C Designee until his removal or replacement in accordance with this Agreement.

5.            REAFFIRMATION.  In the event of any conflict between the Agreement and this Amendment thereto, the terms as contained in this Amendment shall control.  In all other respects the Agreement is hereby ratified and confirmed.

6.            COUNTERPARTS.  This Amendment may be executed in several counterparts and all so executed shall constitute one agreement binding on all the parties hereto, notwithstanding that all the parties are not a signatory to the original counterpart.  Signatures may be original or facsimile.

[Signature Pages Attached]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the date set forth above.

COMPANY:

ECOSPHERE ENERGY SERVICES, LLC

By:	__________________________________________
______________________, Its_________________

CLASS A MEMBER:

ECOSPHERE TECHNOLOGIES, INC.

By:	__________________________________________
______________________, ___________________

CLASS B MEMBER:

CLEAN WATER PARTNERS, LLC

By:	__________________________________________
______________________, ___________________

CLASS C MEMBERS:

FIDELITY NATIONAL FINANCIAL, INC.

By:	__________________________________________
______________________, ___________________

________________________________________________
JOHN A. KUELBS

SCHEDULE 1
MEMBERS; INITIAL CAPITAL CONTRIBUTIONS

Member and Address for Notices	Class A Units	Class B Units	Class C Units	Capital Contributions	Percentage Interest
Ecosphere Technologies, Inc. 3515 Southeast Lionel Terrace Stuart, FL 34997 Attn: Mr. Dennis McGuire Fax: (772) 781-4778	67,000	N/A	N/A	As previously made	52.5932%
Clean Water Partners, LLC 126 Central Ave. Whitefish, MT 59937 Attn: Chad Wold Fax: (877) 855-1952	N/A	33,000	N/A	As previously made	25.9041%
Fidelity National Financial, Inc. 601 Riverside Avenue Jacksonville, Florida 32204 Facsimile: (904) 357-1029 Attention: Chief Legal Officer With a copy to: 4050 Calle Real, Suite 200 Santa Barbara, California 93110 Attention: Executive Vice President, Legal Fax: (850) 696-7831	N/A	N/A	24,208	$7,500,000	19.0026%
John A. Kuelbs 611 S. White Chapel Blvd Southlake, TX 76092 Fax: (___) ________	N/A	N/A	3,185	$350,000 and Services Provided	2.5001%

\
EXHIBIT B

 Form of Letter Agreement

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

Re:           EES Unit Purchase Agreement - First Right

Gentlemen,

In connection with that certain Unit Purchase Agreement between Ecosphere Energy Services, LLC, a Delaware limited liability company (“EES”), and Fidelity National Financial, Inc., a Delaware corporation (“Fidelity”), Ecosphere Technologies, Inc., a Delaware corporation (“ETI”), a majority equity owner of EES, has agreed to grant a first right of negotiation with respect to certain financing by ETI. This letter shall confirm that ETI (or EES) shall provide you with advance notice of its intent to pursue funding, to the extent necessary (as determined by ETI in its sole discretion), for water filtration business opportunities with respect to applications outside the Field of Use (as defined in that certain License Agreement dated July 15, 2009 between ETI and EES).  For a period of ten (10) days commencing with the date of such notice (the “Exclusivity Period”), ETI shall negotiate exclusively with you to obtain such financing.  If the parties, acting in good faith, cannot agree upon the terms of such financing prior to the expiration of the Exclusivity Period, then ETI shall have the right to pursue such financing from other parties.

If you are in agreement with the terms and conditions set forth herein and in this letter agreement, please sign below and return an executed copy of this letter agreement to us.

Very truly yours,

Ecosphere Technologies, Inc.

By: _____________________________________
__________, Its___________________________

Ecosphere Energy Services, LLC

By: ______________________________________
______________, Its________________________

Fidelity First Right

AGREED AND ACCEPTED:

FIDELITY NATIONAL FINANCIAL, INC.

By:_____________________________________________
Name:
Title:

EXHIBIT C

 Form of Amended and Restated Replacement Secured Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE FEDERAL OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR HYPOTHECATED IN ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS AS MAY BE APPLICABLE OR, AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION FROM SUCH APPLICABLE LAWS EXIST.

AMENDED AND RESTATED
REPLACEMENT SECURED NOTE

$1,143,667.74	November 1, 2009

The Makers (as hereinafter defined) executed and delivered to the Holder (as hereinafter defined) a replacement secured note dated July 1, 2009, in the original principal amount of $1,111,095.89 (the “Original Note”), and the Makers and the Holder have agreed to amend and restate the Original Note as follows:

THIS AMENDED AND RESTATED REPLACEMENT SECURED NOTE (this “Note”), is made as of November 1, 2009 by Ecosphere Energy Services, LLC, a Delaware limited liability company (“Holdings”), and EES Operating Company, LLC, a Delaware limited liability company (“EES”, and together with Holdings, the “Makers”), to and in favor of Clean Water Partners, LLC, a Delaware limited liability company (the “Holder”).

This Note shall amend, modify and restate in its entirety (but shall not constitute a novation of), the Original Note, and the conditions contained in this Note shall supersede and control the terms, covenants, agreements, rights, obligations and conditions contained in the Original Note.

FOR VALUE RECEIVED, the Makers hereby promise to pay to the order of the Holder, at ℅ Chad Wold, Esq., 122 Central Avenue, Whitefish, MT 59937, or at such other office as Holder designates in writing to the Makers, the principal sum of  One Million One Hundred Forty-Three Thousand Six Hundred Sixty-Seven and 74/100 Dollars  ($1,143,667.74) together with interest thereon computed at the annual rate of ten percent (10%) from the date hereof until this Note has been paid in full.

Payments in the amount of One Hundred Thousand Five Hundred Forty-Six Dollars and 56/100 ($100,546.56) shall be payable monthly commencing on December 1, 2009 and continuing on the first (1st) day of each and every month thereafter for the next eleven (11) months.  The entire remaining principal balance and interest shall be due and payable in full on or before November 1, 2010.

While in default, this Note shall bear interest at the lesser of (i) the rate of 18% per annum or (ii) such maximum rate of interest allowable under the laws of the State of Florida. Payments shall be made in lawful money of the United States.  This Note is secured by the Obligations and Collateral as set forth in that certain Amended and Restated Credit Agreement dated July 15, 2009 (the “Agreement”) among Holdings, EES, the Holder and Ecosphere Technologies, Inc., a Delaware corporation.  Capitalized terms used, but not otherwise defined herein, shall have the meaning ascribed to such terms in the Agreement.

1.           Event of Default.  In the event either Holdings or EES shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts, or seeking appointment of a receiver, custodian, trustee or other similar official for it or for all or any substantial part of its assets; or there shall be commenced against either Holdings or EES, any case, proceeding or other action which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbonded for a period of 30 days; or there shall be commenced against either Holdings or EES any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 10 days from the entry thereof; or either Holdings or EES shall make an assignment for the benefit of creditors; or Holdings or EES shall be unable to, or shall admit in writing the inability to, pay its debts as they become due; or Holdings or EES shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the foregoing; then, or any time thereafter during the continuance of any of such events, the entire unpaid balance of this Note then outstanding, together with accrued interest thereon, if any, shall be and become immediately due and payable without notice of demand by Holder.  This note is secured by the Agreement and is subject to all of its provisions.

2.           Prepayment.

(a)           The Makers, upon three days prior written notice to the Holder, may prepay, without penalty or premium, the Note and any accrued interest to the date of prepayment.  All prepayments shall be applied, first, to the payment of accrued interest on this Note to the date of such payment and second, to the payment of the principal amount of this Note.

(b)           Upon the sale, lease, transfer or other disposition (or series of related sales, leases, transfers or other dispositions) of all or any Collateral, the Makers shall promptly apply the cash proceeds thereof (net of any reasonable attorney’s fees, reasonable accountant’s fees, reasonable brokerage fees and other reasonable customary fees and expenses incurred in connection therewith and net of taxes paid or reasonably expected to be payable as a result thereof) to the prepayment of the Loan.

3.           Miscellaneous.

(a)           This Note is subject to, and is entitled to the benefits of, the Agreement and amends and restates in its entirety (but does not constitute a novation of) the Original Note.

(b)           All makers and endorsers now or hereafter becoming parties hereto jointly and severally waive demand, presentment, notice of non-payment and protest.

(c)           This Note may not be changed or terminated orally, but only with an agreement in writing, signed by the parties against whom enforcement of any waiver, change, modification, or discharge is sought with such agreement being effective and binding only upon attachment hereto.

(d)           This Note and the rights and obligations of the Holder and of the undersigned shall be governed and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the Makers have caused this Note to be executed as of the date aforesaid.

Ecosphere Energy Services, LLC

By: _________________________________

EES Operating Company, LLC

By:_________________________________

EXHIBIT D

 Form of ETI Indemnity Letter

November __, 2009

Ecosphere Energy Services, LLC
3515 Southeast Lionel Terrace
Stuart, Florida 34997

Re:           Obligations under Guaranty Agreement

Gentlemen:

Pursuant to the terms and conditions of that certain Guaranty Agreement, dated November 17, 2008 (the “Guaranty Agreement”), between Ecosphere Technologies, Inc. (“ETI”) and EES Operating, LLC, as successor in interest to Ecosphere Energy Solutions, Inc. (“EES”), EES agreed to guarantee the payment and performance of the obligations of ETI under that certain Secured Line of Credit Agreement, dated August 28, 2008, as amended by the First Amendment to Secured Line of Credit Agreement, dated November 17, 2008 (as amended, the “Security Agreement”).  EES is a wholly-owned subsidiary of  Ecosphere Energy Services, LLC (the “Company”)

ETI hereby agrees that the total amount of the obligations of ETI for which EES is obligated to guarantee under the Guaranty Agreement will not exceed the obligations of ETI existing under the Security Agreement as of November __, 2009 (the “Effective Date”) (as of the Effective Date, the obligations of ETI under the Security Agreement equal One Million Seven Hundred Fifty-Nine Thousand Four Hundred Forty-Four and 44/100 Dollars ($1,759,444.44), together with any applicable interest, fees, costs, or expenses).  ETI hereby agrees not to issue any promissory notes or incur any other indebtedness under the Security Agreement or any other agreement that would be subject to the Guaranty Agreement or that EES would otherwise be required to guarantee.

To the extent that EES is required pay any amount under the Guaranty Agreement and EES does not have available funds to do so, ETI agrees to work with the holders of the Class B Units and Class C Units of the Company to make a capital call on terms and conditions satisfactory to the holders of the Class B Units and Class C Units of the Company.

Section 9.9 of the Guaranty Agreement provides for certain indemnification obligations of ETI in the event that EES is required to pay any amounts under the Guaranty Agreement.  ETI hereby agrees that ETI will pay any and all such amounts to EES in cash upon demand by EES within 90 days.  If ETI does not have sufficient cash to pay to EES such amounts, the Company shall have the right to setoff, without limitation, against any and all amounts owing from the Company to ETI.  If the amounts subject to setoff are insufficient to fully and completely satisfy the obligations of ETI to EES, ETI hereby agrees to work with the holders of the Class B Units and Class C Units of the Company to determine a mutually satisfactory manner to pay such amount to EES and to protect the interests of the holders of the Class B Units and Class C Units of the Company.

If you are in agreement with the terms and conditions set forth herein and in this letter agreement, please sign below and return an executed copy of this letter agreement to us.

ECOSPHERE TECHNOLOGIES, INC.

By:____________________________________
Name: Adrian G. Goldfarb
Title: Chief financial Officer
ACKNOWLEDGED AND AGREED:

EES OPERATING, LLC

By: ____________________________________
Name: __________________________________
Title: ___________________________________

ECOSPHERE ENERGY SERVICES, LLC

By: ____________________________________
Name: __________________________________
Title: ___________________________________